                                                                   EXHIBIT 10.18

CONFIDENTIAL

December 28, 2000

Mr. William F. Ohrt
1565 Scenic Hollow Drive
Rochester Hills, MI 48306

Dear Bill:

    Confirming our recent discussions, we would very much like to have you join Walter Industries, Inc. under the following terms:

    1. You will serve as Executive Vice President and Chief Financial Officer of the company. Initially you will report to the Chief Executive Officer of the company.

       You will be responsible for all financial matters affecting the company, including financial reporting, balance sheet management, capital structure, strategic issues affecting the companies financial position, and working with the Audit Committee of the Board of Directors.

    2.  Your employment will commence January 22, 2001.

    3.  Your compensation package will be as follows:

       (a) Your base salary will be $290,000 per year.

       (b) Your annual target bonus level will be 65% of base pay. The amount of your bonus will fluctuate based upon actual performance under the company's bonus plan as in effect from time to time.

       (c) You will receive a car allowance of $1,500 per month, subject to usual withholding taxes.

       (d) You will be eligible for an initial award of 75,000 shares under the company's stock option plan in the form of a non-qualified stock option vesting 20% per year over five years, subject to terms of the company's stock option plan.

       (e) Although the company stopped offering retiree medical benefits to its employees earlier this year, you will be entitled to retiree medical coverage on the terms set forth in this letter. Coverage will be on the same terms and conditions as afforded retired employees of the company who are eligible for such coverage and in accordance with the terms of the Walter Industries, Inc. Group Medical Plan for Retired Employees, as in effect from time to time. A condition of Plan participation may be payment by participants of a portion of the premium designated by the company. The company reserves the right to modify the plan and employee contributions from time to time, in its sole discretion. Your participation in the Plan will vest, and you will be eligible to participate after you attain a combination of age and years of service with the company equal to 80. For this purpose, you will be deemed to have 70 points as of your date of hire. Attached for your information is a copy of a recent summary plan description, which describes current plan terms.

       (f) You will receive the following additional benefits:

           - Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

           - Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time. You will be eligible for immediate participation in the Life and Health benefits on the date you join the company, with no waiting period. Attached are materials describing these benefits.

           - Participation in the Profit Sharing Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

           - Participation in the Employee Stock Purchase Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

           - Eligibility for four weeks of annual vacation to be used each year in accordance with policy generally applicable to executives employed in the location in which you are primarily based, as it may change from time to time.

           - You will be provided with temporary living expenses and reimbursement for relocation to the Tampa area in accordance with the policy attached.

    4. In the event of your involuntary termination, other than for "cause", or your resignation following a significant diminution in pay or responsibilities, you will be eligible for the following severance benefits:

       - Eighteen months of salary continuance, including base and bonus, at the applicable rate in effect at the time of termination.

       - Eighteen months of continuing fringe benefits to the extent plans permit continued participation. In any event, health and life insurance will continue for the period of your contractual severance and the COBRA election period will not commence until the expiration of that period.

    5. You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter Industries, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company's premises or the Company's or its customers' property (collectively, the "Developments") shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest in any such Development and will hereafter execute any documents in connection therewith that the company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company's equipment, supplies, facilities or the Company's or its customers' confidential information and which do not relate to the Company's business, anticipated research and developments or the work you have performed for the Company.

    6. As an inducement to Walter Industries to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

    7. You acknowledge and agree that you will respect and safeguard Walter Industries property, trade secrets and confidential information. You acknowledge that the Company's electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company's business and that such systems and data exchanged or stored thereon are company property. In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the

       Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

    8.  Definitions:

       (a) "Cause" shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company, (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or
           (iv) fraudulent preparation of financial information of the Company.

       (b) For purposes of this agreement, a significant diminution in pay or responsibility shall not have occurred if (i) the amount of your bonus fluctuates due to performance considerations under the company's bonus plan in effect from time to time, or (ii) you are transferred to a position of comparable responsibility and compensation with the company carrying the title of Senior Vice President or higher, even though that position may report to an officer who in turn reports to the Chief Executive Officer.

    9. We discussed the company desires to have you, as a senior executive of the company, make a meaningful investment in Walter Industries. In this regard, you have committed to invest currently at least $100,000 in Walter's common stock. This investment should be made at the time you accept employment, prior to your obtaining any inside information concerning the company and its business.

    10. It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.

    Bill, we are delighted that you will be joining Walter Industries and look forward to working with you. If the terms of the proposal are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

Very truly yours,

Don DeFosset
President and Chief Executive Officer

DD:prc
attachment

Agreed and Accepted

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William F. Ohrt

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